Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.333-163666 on Form S-8 of Intelimax Media Inc. of our report dated June 13, 2011 relating to our audit of the consolidated financial statements of Intelimax Media Inc. on the Form 10-K for the year ended March 31, 2011 and originally filed on June 28, 2011.

/s/ SATURNA GROUP LLP

SATURNA GROUP CHARTERED ACCOUNTANTS LLP

Vancouver, Canada

August 9, 2011